GRAIL, INC. 2024 INCENTIVE AWARD PLAN
RESTRICTED STOCK UNIT GRANT NOTICE
GRAIL, Inc., a Delaware corporation (the “Company”), has granted to the participant listed below (“Participant”) the Restricted Stock Units (the “RSUs”) described in this Restricted Stock Unit Grant Notice (this “Grant Notice”), subject to the terms and conditions of the Grail, Inc. 2024 Incentive Award Plan (as amended from time to time, the “Plan”), the GRAIL, Inc. Deferred Compensation Plan for Directors (the “Deferred Compensation Plan”) and the Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice or the Agreement have the meanings given to them in the Plan or the Deferred Compensation Plan, as applicable.

Participant:	[____]
Grant Date:	[____]
Number of RSUs:	[____]
Vesting Commencement Date:	[____]
Vesting Schedule:	[To be specified]
[In-Service Distribution Date]	[________________][1]
By accepting (whether in writing, electronically or otherwise) the RSUs, Participant agrees to be bound by the terms of this Grant Notice, the Plan, the Deferred Compensation Plan and the Agreement. Participant has reviewed the Plan, the Deferred Compensation Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, the Deferred Compensation Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, the Deferred Compensation Plan, this Grant Notice or the Agreement.

GRAIL, INC.	PARTICIPANT
By:
Name:	[Participant Name]
Title:
1 Note to Preparer: If Participant elected an In-Service Distribution pursuant to his/her election form, then include this row with the applicable In-Service Distribution date as specified in Section 2 of the Participant’s election form. This should be January 1 of the third, fifth or tenth calendar year following the year in which the compensation is earned.

RESTRICTED STOCK UNIT AGREEMENT
Capitalized terms not specifically defined in this Restricted Stock Unit Agreement (this “Agreement”) have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.
ARTICLE I.
GENERAL
1.1    Award of RSUs and Dividend Equivalents.
(a)    The Company has granted the RSUs to Participant effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”). Each RSU represents the right to receive one Share as set forth in this Agreement. Participant will have no right to the distribution of any Shares until the time (if ever) the RSUs have vested.
(b)    Each RSU granted hereunder is hereby granted in tandem with a corresponding Dividend Equivalent right that shall, while it remains outstanding, and to the extent that dividends are paid on Common Stock and subject to the terms set forth below, entitle the Participant to a cash payment in the amount of any such dividend(s) paid by the Company in respect of a share of Common Stock. The Dividend Equivalent right shall remain outstanding from the Grant Date through the earlier to occur of (i) the termination or forfeiture for any reason of the RSU to which such Dividend Equivalent right corresponds, or (ii) the delivery to the Participant of the share of Common Stock (or other payment) in respect of the RSU to which such Dividend Equivalent right corresponds (in any case, the “RSU Termination Date”). Each Dividend Equivalent right will entitle the Participant to a cash payment in the amount of any dividend(s) paid by the Company in respect of a share of Common Stock to the extent that such dividend(s) are declared and have ex dividend date(s), in each case, that occur on or after the applicable Grant Date and on or prior to the applicable RSU Termination Date, payable upon the Payment Date in respect of the RSU to which such Dividend Equivalent right corresponds; provided, that with respect to any dividends meeting such criteria that are paid after the RSU Termination Date, the applicable Dividend Equivalent payment will be made if and when the Company pays the underlying dividend or, if later, on the Payment Date (but in no event later than March 15th of the year following the year in which the applicable ex dividend date occurs). For the avoidance of doubt, (x) if a RSU does not ultimately vest hereunder, no Dividend Equivalent payments shall be made with respect to such unvested RSU, and (y) in no event shall a Dividend Equivalent payment be made that would result in the Participant receiving both the Dividend Equivalent payment (in respect of a dividend) and the actual dividend with respect to the same RSU and corresponding share of Common Stock. Dividend Equivalent rights and any amounts that may become distributable in respect thereof shall be treated separately from the RSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, “Section 409A”). The Company will establish a Dividend Equivalent bookkeeping account (a “Dividend Equivalent Account”) to track any Dividend Equivalents and credit the Dividend Equivalent Account (without interest) on the applicable dividend payment date with the amount of any such cash dividend.
1.2    Incorporation of Terms of Plan and the Deferred Compensation Plan. The RSUs are subject to the terms and conditions set forth in this Agreement, the Deferred Compensation Plan and the Plan, which are incorporated herein by reference. In the event of any inconsistency between the Plan, the Deferred Compensation Plan and this Agreement, the terms of the Plan of the Deferred Compensation Plan will control. For clarity, the foregoing sentence shall not limit the applicability of any additive language contained in this Agreement which provides supplemental or additional terms not inconsistent with the Plan.
1.3    Unsecured Promise. The RSUs and Dividend Equivalents will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.
ARTICLE II.
VESTING; FORFEITURE AND SETTLEMENT
2.1    Vesting; Forfeiture. The RSUs will vest according to the vesting schedule in the Grant Notice except that any fraction of an RSU that would otherwise be vested will be accumulated and will vest only when a whole vested RSU has accumulated. In the event of Participant’s Termination of Service for any reason, all unvested RSUs will immediately and automatically be cancelled and forfeited, except as otherwise determined by the Administrator or provided in a binding written agreement between Participant and the Company (after taking into consideration any accelerated vesting which may occur in connection with such Termination of Service, if any) or pursuant to the Deferred Compensation Plan. Dividend Equivalents (including any Dividend Equivalent Account balance) will vest upon the vesting of the RSUs with respect to which the Dividend Equivalent (including the Dividend Equivalent Account) relates.
2.2    Settlement.
(a)Subject to and in accordance with the Deferred Compensation Plan, (i) the RSUs, to the extent vested, will be paid in Shares (to the extent sufficient Shares remain available under the Overall Share Limit at the time of settlement), or cash if insufficient Shares remain available under the Overall Share Limit at settlement, and (ii) Dividend Equivalents (including any Dividend Equivalent Account balance) will, in each case, to the extent vested, be paid in cash or Shares (as determined by the Administrator), will be paid in Shares within 45 days following the earliest to occur of: (A) Participant’s “separation from service” (within the meaning of Section 409A); (B) a Change in Control (as defined below); (C) Participant’s death; (D) Participant’s Disability (as defined below); or (E) the In-Service Distribution Date set forth in the Grant Notice (in any case, such payment date, the “Payment Date”). Notwithstanding anything to the contrary contained herein, the exact Payment Date shall be determined by the Company in its sole discretion (and Participant shall not have the right to designate the time of payment)..
(b)Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law or an applicable provision of the Plan until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)); provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A.
(c)If a Dividend Equivalent is paid in Shares, the number of Shares paid with respect to the Dividend Equivalent will equal the quotient, rounded down to the nearest whole Share, of the Dividend Equivalent Account balance divided by the Fair Market Value of a Share on the day immediately preceding the payment date.

2.3    Certain Definitions.
(a)    “Change in Control” shall, notwithstanding anything to the contrary herein or in the Plan, have the meaning set forth in the Deferred Compensation Plan.
(b)    “Disability” shall, notwithstanding anything to the contrary herein or in the Plan, have the meaning set forth in the Deferred Compensation Plan.
ARTICLE III.
TAXATION AND TAX WITHHOLDING
3.1    Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this award of RSUs and Dividend Equivalents (the “Award”) and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.
3.2    Taxes.
(a)    Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the RSUs and Dividend Equivalent, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the RSUs and Dividend Equivalent. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the RSUs or the Dividend Equivalent or the subsequent sale of Shares. The Company and its Subsidiaries do not commit and are under no obligation to structure the RSUs or Dividend Equivalent to reduce or eliminate Participant’s tax liability.
(b)    Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.
3.3    Section 409A.
(a)General. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A, including without limitation any such regulations or other guidance that may be issued after the effective date of this Agreement.
(b)Non-Qualified Deferred Compensation. Sections 10.6(b) and (c) of the Plan shall apply to the RSUs and this Agreement. For purposes of Section 409A, each RSU (and the right to payment with respect to each RSU) is to be treated as a right to a separate payment.
ARTICLE IV.
OTHER PROVISIONS
4.1    Adjustments. Participant acknowledges that the RSUs and the Shares subject to the RSUs and Dividend Equivalent are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

4.2    Clawback. The Award and the Shares issuable hereunder shall be subject to any clawback or recoupment policy in effect on the Grant Date or as may be adopted or maintained by the Company following the Grant Date, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.
4.3    Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company’s stock plan administrator at stockadmin@grailbio.com. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the Designated Beneficiary) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.
4.4    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
4.5    Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.
4.6    Successors and Assigns. The Company may assign any of its rights under this Agreement to a single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
4.7    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the RSUs and Dividend Equivalent will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.
4.8    Entire Agreement; Amendment. The Plan, the Deferred Compensation Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall materially and adversely affect the Participant’s rights under the Award without the prior written consent of Participant.
4.9    Severability. If any portion of the Grant Notice or this Agreement or any action taken under the Grant Notice or this Agreement, in any case is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Grant Notice and/or this Agreement (as applicable), and the Grant Notice and/or this Agreement (as applicable) will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.
4.10    Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive cash or the Shares as a general unsecured creditor with respect to the RSUs, as and when settled pursuant to the terms of this Agreement.
4.11    Not a Contract of Employment or Service. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.
4.12    Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.
4.13    Governing Law. The Grant Notice and this Agreement will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of [Delaware].
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